EXHIBIT 10.1

INTRODUCTION
The Pfizer Inc. Executive Severance Plan (the "Plan") is intended to provide severance benefits when an eligible employee's employment with Pfizer Inc (the "Company") is terminated by the Company without "Cause" (as defined herein).

ELIGIBLITY
You are eligible to participate in the Plan if all of the following apply:

   You are a regular part-time or full-time employee in one of the 50 United States, Puerto Rico or the District of Columbia, or an employee paid in whole or in part from the United States under the Global Employee Policy; and
   You are (i) a member of the Company's Executive Leadership Team (or its successor), or (ii) selected for participation by the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors (the "Board"). However, if you would otherwise be eligible to participate in the Plan but are a party to an individual agreement with the Company that provides for severance benefits in the event of your termination of employment with the Company, you will not be eligible to participate in the Plan until the termination or expiration of such individual agreement.

For any and all purposes under this Plan, the term "employee" and "eligible employee" shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Company at the time of hire as not on the Pfizer payroll or not eligible to participate in or receive benefits under the Plan, even if such ineligible person is subsequently determined to be an "employee" by any governmental or judicial authority. For purposes of the preceding sentence, a person shall only be considered on the Pfizer payroll if payment of compensation to such person is initially treated as subject to the withholdings and other deductions applicable to persons who are considered 'employees' for federal, state, and similar statutes imposing withholding obligations.

POLICY
For purposes of this Plan, "Termination of Employment" or "Termination Date" means a separation from service within the meaning of Internal Revenue Code ("Code") Section 409A and applicable guidance thereunder ("Section 409A").

Severance benefits are payable to an eligible employee pursuant to this Plan in the following circumstance:

Involuntary Termination of Employment by the Company other than for Cause - Involuntary Termination of Employment by the Company for any reason (including, without limitation, position elimination, curtailment or cessation of operations, reorganization and performance-related termination) other than for Cause.
For purposes of this Plan, "Cause" means a willful breach of duty in the course of employment. No act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company and its subsidiaries.

EXCLUSIONS
Severance benefits are forfeited and not payable pursuant to this Plan in the following circumstances:

1. Upon divestiture of a subsidiary, division, site, plant or other identifiable segment of the Company, when the eligible employee is offered a substantially comparable position with the acquiring entity with compensation and benefits, in the aggregate, substantially as favorable as those enjoyed by the eligible employee at the time of the divestiture.

2. If an eligible employee is terminated for Cause.

3. If an eligible employee voluntarily resigns/retires from his or her employment.

4. If an eligible employee dies while in active service prior to notice by the Company of the eligible employee's involuntary termination other than for Cause.

5. If an eligible employee becomes disabled (as defined by the terms of the disability plan in which he or she participates) while in active service, prior to notice by the Company of the eligible employee's involuntary termination other than for Cause. If the eligible employee returns to active service, he or she may be eligible to receive benefits as provided hereunder as if he or she was not disabled.

6. If an eligible employee declines to sign a release agreement as a condition precedent to the receipt of severance benefits within sixty (60) days of his or her Termination of Employment (the "Release Agreement"); provided, however, that such Release Agreement shall be substantially similar to the release agreement used by the Company immediately prior to his or her termination.

7. If an eligible employee violates a non-compete and/or non-disclosure provision of the Release Agreement prior to the date of payment as reasonably determined by the Plan Administrator.

NOTICE PERIOD
In all termination situations where an eligible employee is asked to sign a Release Agreement, the eligible employee will be given the necessary amount of time during which to consider and sign such Release Agreement - for an individual termination action, at least 28 calendar days of notice; for a group termination action, at least 52 calendar days of notice. Group actions are actions that involve two or more employees, as determined by the Plan Administrator. The eligible employee can be required to work through the Notice Period at the discretion of the Company.

In the event an eligible employee's separation is deemed by the Company to be covered by the Worker Adjustment Retraining Notification Act (WARN), or state WARN counterpart, the Company will provide such notice as is required by statute.

If an eligible employee ceases to provide services during the Notice Period as a result of Company action, and the eligible employee was being paid during the Notice Period then the eligible employee will be paid for the remainder of the Notice Period in addition to his or her benefits under this Plan. If an eligible employee ceases to provide appropriate services on his or her own initiative during the Notice Period and the eligible employee was being paid during the Notice Period, all Notice Period payments will end and the eligible employee will only receive benefits in accordance with the terms of this Plan. During the Notice Period, and subject to the continued provision of appropriate services during such Notice Period described above, the eligible employee will be paid his or her current base salary or wages as in effect on the date of the start of the Notice Period, excluding any bonus, stock and stock unit grants of any type, stock option income, short-term shift cash awards, premium pay, holiday bonuses, one-time payments, allowances, contest awards and other similar payments.

BENEFITS
The Release Agreement is included with the materials eligible employees receive from the Company describing the arrangements for separation from service. Severance benefits payable under this Plan are subject to timely execution of the Release Agreement as follows:

Without A Signed Release Agreement

If an eligible employee does not sign and provide to the Company a Release Agreement within sixty (60) days following his or her Termination Date, he or she will not receive severance benefits under this Plan.

Benefits under all Company benefit plans and programs will terminate in accordance with the terms of those plans as they are normally applied to employees who resign or are terminated from their employment with the Company.

With A Signed Release Agreement

1. Amount of Benefits. If an eligible employee signs and provides to the Company a Release Agreement within sixty (60) days following his or her Termination Date, he or she will receive cash severance in an amount determined using the formula set forth on Schedule A attached hereto.

2. The minimum cash severance amount is 52 weeks of Pay and the maximum cash severance amount is 104 weeks of Pay.

3. "Pay" for cash severance purposes is defined as the annualized base salary in effect on the date of the start of the Notice Period (or, if higher, the highest annualized base salary in effect during the 12 month period prior to the Notice Period) plus the target bonus in effect at the start of the Notice Period, and excludes stock and stock unit grants of any type, stock option income, short-term shift cash awards, premium pay, holiday bonuses, one-time payments, allowances, contest awards and other similar payments. Pay is divided by 52 to determine one week's Pay, but in no event will it include bonuses that have been previously rolled into base salary.

4. Payment Date. The cash severance amount shall be paid in a lump sum, in cash, on the first business day of the seventh month following the eligible employee's Termination Date. Such amounts shall not be adjusted for interest or earnings.

5. Medical Coverage. In addition, if the eligible employee does not meet the requirements for retiree medical coverage at the time of the Termination Date but is enrolled in a Company-sponsored medical plan, he or she may continue to participate in the medical plan for up to twelve (12) months following his Termination Date. To receive this coverage, the eligible employee must waive the right to COBRA continuation coverage. However, after the 12 months of active rate coverage, the individual is eligible to continue to participate in the medical plan for up to an additional 18 months at full cost (100% of the cost to the employee and employer).

6. Life Insurance. The eligible employee may continue group term life insurance coverage at active employee rates for up to 12 months following his Termination Date at the current coverage amount. Subject to applicable state laws and availability by the vendor, conversion to an individual policy may be available when this coverage terminates.

7. Other Benefits. Benefits under all Company benefit plans and programs will terminate in accordance with the terms of those plans as they are normally applied to employees who resign or are terminated from their employment with the Company other than as specifically set forth above, and active-service benefits will cease on the eligible employee's Termination Date, except as set forth above.

8. The cash severance (as described above) will not be included as earnings under any other Company plan.

9. Benefits hereunder will be reduced by any outstanding debt owed by the eligible employee to the Company, to the extent permitted by Section 409A, and all applicable withholdings.

Notwithstanding the benefits payable under this Plan, the eligible employee shall remain entitled to: (1) any bonus payable with respect to services performed in the year prior to the year in which his or her Termination Date occurs to the extent not yet paid (and such bonus shall be paid by March 15th of the year in which his Termination Date occurs), and (2) the pro-rata payment of the target bonus payable for the year in which the Termination Date occurs which shall be payable under the terms of the Global Performance Plan in the regular course of business.

RESTRICTION ON REEMPLOYMENT
Unless specifically waived by the Plan Administrator, an employee who receives any benefits from this Plan may not be re-employed or retained by the Company or any of its affiliates in any capacity (including consulting arrangements) for a period of two years from his Termination Date. The Company reserves the right to terminate such services pursuant to this restriction and the affected employee will have no right to any additional cash severance or other benefits or remedies as a consequence of such termination. Should the Company not terminate an affected employee's services pursuant to this restriction, the employee will be required to repay the Company a pro-rata portion of any cash severance received. Such amount shall be determined by (1) multiplying the full amount of any cash severance received by a fraction, the numerator being the number of days from the Termination Date to the date of re-employment or other service date and the denominator being 730, and (2) subtracting such amount from the full amount of the cash severance.

ADMINISTRATION AND RESPONSIBILITY
The Plan Administrator is the Senior Vice President, Human Resources, Pfizer Inc, 235 East 42nd Street, New York, NY 10017, telephone 212-733-2323.

The Plan Administrator may, in his or her reasonable discretion, and subject to the provisions of the Plan, from time to time establish such rules and regulations and delegate any or all of his or her authority to administer the Plan to any other persons or committee he or she deems necessary or appropriate for the proper administration of the Plan.

Benefits under this Plan will be paid only if the Plan Administrator decides in his or her reasonable discretion that an eligible employee is entitled to them. The Plan Administrator shall make, in his or her reasonable discretion, all determinations arising in the administration, construction or interpretation of the Plan including the right to construe disputed Plan terms and provisions, and any such determination shall be conclusive and binding on all persons, except as otherwise provided by law. The Plan Administrator is authorized to approve exceptions to this Plan, in his or her reasonable discretion, within the limits prescribed by Section 409A, the Employee Retirement Income Security Act of 1974 ("ERISA") as amended from time to time, and other applicable laws. This Plan is intended to comply with Section 409A, and to constitute a welfare benefit plan under ERISA, and shall be interpreted strictly in accordance with such foregoing intent. The Company reserves the right to decide whether the circumstances justify the payment of benefits under this Plan in any particular case, and the decision of the Company is final. The Company may delegate any or all its authority under the Plan to any other persons or committee it deems necessary or appropriate.

CLAIMS AND APPEALS PROCEDURE
A claimant has the right to appeal a denied claim for benefits. Filing an appeal with the Plan Administrator from the initial denial of a claim for benefits in accordance with the Plan's claim review procedure is necessary before a claimant can file a lawsuit in a state or federal court to challenge the denial of the claim. Please refer to the Summary Plan Description for details on the claims and appeals procedure that must be followed to appeal a claim denial.

AMENDMENT AND TERMINATION
The Plan may be amended or terminated by the Company at any time for any reason, without or without notice. The Company reserves the right, by action of the Compensation Committee of the Board of Directors, or by any duly appointed successor committee or team, to amend, modify, suspend or terminate this Plan and to disqualify employees from eligibility under the Plan at any time for any reason or for no reason with or without notice. Any such action is not contingent upon the financial condition of Pfizer Inc.

SCHEDULE A

	NOTICE PERIOD

	Period of Time to Consider a Release Agreement	No Signed Release Agreement	Signed Release Agreement
Involuntary Termination Other Than For Cause	Number of Days	Severance	Fixed Number of Weeks' Pay	Plus	Weeks of Pay Per Full Year of Service(1)
	28 - 60	$0	13		3

(1) Measured from most recent date of hire.